Exhibit 99.1

ARIAD Reports Development Progress and Fourth Quarter and Year-End 2010 Financial Results

CAMBRIDGE, Mass.--(BUSINESS WIRE)--February 17, 2011--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today reported financial results for the fourth quarter and full year ended December 31, 2010 and provided an update on corporate developments.

“We began 2011 with strong momentum following highly significant top-line data from our Phase 3 SUCCEED trial of oral ridaforolimus in patients with metastatic sarcomas and compelling clinical results on ponatinib in chronic myeloid leukemia and Philadelphia-positive acute lymphoblastic leukemia. We continue to make excellent progress in enrollment of resistant or intolerant CML patients in the pivotal PACE trial. These developments all support our efforts to build a fully integrated oncology business around our lead cancer products,” said Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD.

Business Highlights and Recent Pipeline Developments

ARIAD made excellent progress advancing its research and development programs during fourth quarter 2010 and early this year.

  Announcement of positive, top-line data from the Phase 3 SUCCEED trial showing that oral ridaforolimus, an investigational mTOR inhibitor, achieved the primary endpoint of improved progression-free survival (PFS) compared to placebo with a statistically significant (p=0.0001) 28 percent reduction by ridaforolimus in the risk of progression compared to placebo (hazard ratio=0.72) and a safety profile comparable to other mTOR inhibitors. Comprehensive findings from the 711-patient SUCCEED trial have been submitted for presentation at an upcoming oncology meeting this year. Merck is developing ridaforolimus in several cancer indications under an exclusive license and collaboration agreement with ARIAD and has indicated its plans to file for marketing approval of oral ridaforolimus in the United States and Europe in 2011, subject to final collection and analysis of all available data from the trial.
  Patient enrollment in the PACE trial progressing as planned and on track to reach full patient enrollment in the global study by year-end 2011. The PACE trial is a pivotal Phase 2 clinical trial of ARIAD’s investigational pan-BCR-ABL inhibitor, ponatinib, in patients with chronic myeloid leukemia (CML) and Philadelphia positive acute lymphoblastic leukemia (Ph+ ALL) who are resistant or intolerant to nilotinib (Tasigna®) or dasatinib (Sprycel®). The trial is designed to provide definitive clinical data for regulatory approval of ponatinib.

  Updated clinical data from the fully enrolled Phase 1 study of ponatinib in patients with resistant and refractory CML and Ph+ ALL presented at the annual meeting of the American Society of Hematology. Sixty-six percent of patients with chronic-phase CML treated with ponatinib achieved a major cytogenetic response (the primary end-point of the PACE trial for these patients), and in those patients with the T315I mutation, 100 percent responded to ponatinib. Ponatinib was well tolerated at therapeutic dose levels, including the 45 mg per day dose being used in the PACE trial.
  An investigational new drug application for ARIAD’s investigational ALK inhibitor, AP26113, is on track for submission by mid-year 2011. ARIAD plans to begin a biomarker-based targeted clinical trial in tumors including non-small cell lung cancer promptly thereafter. In preclinical studies, AP26113 has significantly higher potency than the investigational ALK inhibitor being developed by Pfizer, crizotinib, and inhibits the mutated forms of ALK that have been observed in patients becoming resistant to crizotinib.

Program Outlook for 2011

ARIAD is proceeding in its plans to build a fully integrated oncology business around its three lead cancer products. This includes commercialization of ponatinib on its own in the United States and potentially in Europe and a regional partnership for the product in select ex-U.S. markets. ARIAD will also receive tiered, double-digit royalties on ridaforolimus global sales by Merck and has an option to co-promote ridaforolimus in the U.S. Additionally, ARIAD continues to plan for the longer-term commercialization of new products from its oncology pipeline.

ARIAD expects several important value-driving catalysts in 2011, including:

  Presentation of comprehensive data from the Phase 3 SUCCEED trial at a major oncology meeting.
  Regulatory filings of ridaforolimus in the U.S. and Europe in metastatic soft-tissue and bone sarcomas.
  Completion of a Japanese registration trial for ridaforolimus to be used as the basis of a regulatory filing in Japan.
  Advancement of AP26113 into a Phase 1 clinical trial in patients with lung cancer and other ALK-positive tumors.
  Full patient enrollment in the pivotal PACE trial of ponatinib.
  New data on all three ARIAD product candidates in additional cancer indications.

Financial Highlights

For the fourth quarter ended December 31, 2010, the Company reported a net loss of $30.3 million, or $0.25 per share, compared to a net loss of $18.0 million, or $0.17 per share, for the same period in 2009. The increase in the Company’s net loss is primarily due to a non-cash charge of $10.8 million in the fourth quarter of 2010 related to the revaluation of the Company’s warrant liability. This charge is primarily attributable to a 33 percent increase in the market price of the Company’s common stock during this period.

For the full year ended December 31, 2010, the Company reported net income of $85.2 million, or $0.75 per share, compared to a net loss of $80.0 million, or $0.86 per share for the same period in 2009. Net income for the year ended December 31, 2010 primarily reflects the positive impact of the Company’s restructured agreement on ridaforolimus with Merck. The Company recognized $174 million in license and collaboration revenue and $4.5 million in service revenue in 2010 under this agreement.

In addition, the Company’s results reflect a decrease of $5.5 million in research and development expenses in 2010 as compared to 2009 due to the assumption by Merck as of January 1, 2010 of all of the costs related to the development, manufacture and commercialization of ridaforolimus in accordance with the restructured agreement, offset in part by increases in costs related to the development of ponatinib. Finally, the Company’s results reflect an increase of $11.7 million in the non-cash revaluation of the Company’s warrant liability in 2010 as compared to 2009 primarily attributable to a 124 percent increase in the market price of the Company’s common stock in 2010.

For the year ended December 31, 2010, cash provided by operations was $6.4 million, compared to cash used in operations of $51.9 million for the same period in 2009. The Company ended 2010 with cash and cash equivalents of $103.6 million, compared to $40.4 million at December 31, 2009.

Financial Guidance for 2011

The Company anticipates cash used in operations during 2011 of $53 million to $56 million. This estimate assumes receipt of a $25 million milestone payment from Merck for the acceptance by the Food and Drug Administration of a New Drug Application for ridaforolimus in metastatic sarcomas.

The Company expects that its cash and cash equivalents at December 31, 2011 will be $59 million to $62 million, sufficient to advance the Company’s programs to the fourth quarter of 2012. This projection includes the favorable impact of an amendment to the Company’s term loan in January 2011 for proceeds of $4.4 million and the exercise of warrants in January and February 2011 for proceeds of $6.4 million. The Company has remaining outstanding warrants to purchase an additional 6,601,100 shares of its common stock at an exercise price of $2.15 per share (net proceeds of $14.2 million), which expire in February 2012. The Company is also eligible to receive an additional $40 million in sarcoma-related milestone payments from Merck upon receipt of regulatory approvals of ridaforolimus in the U.S., Europe and Japan.

Upcoming Medical Meeting

New preclinical data on ponatinib and AP26113 are anticipated for presentation at the 102nd Annual Meeting of the American Association for Cancer Research taking place April 2 to 6, 2011 in Orlando, FL.

Upcoming Investor Meetings

ARIAD management will be making corporate presentations at the following investor conferences:

  Citi 2011 Global Health Care Conference, New York, NY, March 1, 2011.
  RBC Capital Markets’ 2011 Healthcare Conference, New York, NY, March 3, 2011.
  Cowen Annual Healthcare Conference, Boston, MA, March 7, 2011.
  Barclays Capital 2011 Global Healthcare Conference, Miami, FL, March 15, 2011.
  Leerink Swann Oncology Roundtable, New York, NY, April 7, 2011.

Today’s Conference Call Reminder

ARIAD will hold a live webcast of its quarterly conference call today, February 17, 2011 at 8:30 a.m. (EST). The live webcast can be accessed by visiting the investor relations section of the Company’s website at http://www.ariad.com/investor. The call can be accessed by dialing 866.730.5768 (domestic) or 857.350.1592 (international) five minutes prior to the start time and providing the pass code 44207546. A replay of the call will be available on the ARIAD website approximately two hours after completion of the call and will be archived for two weeks.

About ARIAD

ARIAD's vision is to transform the lives of cancer patients with breakthrough medicines. The Company's mission is to discover, develop and commercialize small-molecule drugs to treat cancer in patients with the greatest and most urgent unmet medical need – aggressive cancers where current therapies are inadequate. ARIAD's lead product candidate, ridaforolimus, is an investigational mTOR inhibitor being developed by Merck that has successfully completed a Phase 3 clinical trial in patients with soft-tissue and bone sarcomas and is being studied in multiple cancer indications. ARIAD's second internally discovered product candidate, ponatinib, is an investigational pan-BCR-ABL inhibitor in a pivotal Phase 2 clinical trial in patients with chronic myeloid leukemia and Ph+ acute lymphoblastic leukemia. For additional information, please visit www.ariad.com.

Tasigna is a registered trademark of Novartis AG, and Sprycel is a registered trademark of Bristol-Myers Squibb, Inc.

This press release contains “forward-looking statements” including, but not limited to, statements relating to the enrollment in the PACE trial, initiating and enrollment in other clinical trials, the timing of the receipt of additional milestone payments under our exclusive license agreement with Merck, the future costs of our ponatinib program, our opportunities to secure additional sources of funding and the other statements made under the caption “Financial Guidance Update.” Forward-looking statements are based on management’s expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, preclinical data and early-stage clinical data that may not be replicated in later-stage clinical studies, the costs associated with our research, development, manufacturing and other activities, the conduct, timing and results of pre-clinical and clinical studies of our product candidates, the adequacy of our capital resources and the availability of additional funding, and other factors detailed in the Company’s public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company’s expectations, except as required by law.

ARIAD PHARMACEUTICALS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

In thousands, except per share data	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Total revenue	$535	$2,153	$178,980	$8,302
Operating expenses:
Research and development	16,167	15,508	57,985	63,447
General and administrative	3,850	4,477	16,095	16,888
Total operating expenses	20,017	19,985	74,080	80,335
Revaluation of warrant liability	(10,809)	(134)	(19,532)	(7,804)
Other	(11)	(45)	(120)	(171)
Other income (expense), net	(10,820)	(179)	(19,652)	(7,975)
Net income (loss)	$(30,302)	$(18,011)	$85,248	$(80,008)
Net income (loss) per common share:
- basic	$(.25)	$(.17)	$.75	$(.86)
- diluted	$(.25)	$(.17)	$.74	$(.86)
Weighted average number of shares of common stock outstanding:
- basic	121,848	108,792	113,020	93,330
- diluted	121,848	108,792	114,734	93,330

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

In thousands		December 31, 2010	December 31, 2009
		(Unaudited)
Cash and cash equivalents		$103,630	$40,362
Total assets		$120,030	$65,010
Working capital		$88,775	$8,212
Deferred revenue, total	$	---	$111,611
Total liabilities		$55,954	$154,026
Stockholders’ equity (deficit)		$64,076	$(89,016)

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS INFORMATION

In thousands	Year Ended December 31,
	2010	2009
	(Unaudited)
Net cash provided by (used in) operating activities	$6,418	$(51,904)
Net cash provided by (used in) investing activities	(2,035)	11,271
Net cash provided by financing activities	58,885	57,451

Net increase in cash and cash equivalents	$63,268	$16,818

CONTACT:
ARIAD Pharmaceuticals, Inc.
Maria E. Cantor, 617-621-2208